Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

DAVITA NAME CHANGE, INC.

(a Delaware corporation)

INTO

DAVITA INC.

(a Delaware corporation)

Pursuant to Section 253 of the General Corporation

Law of the State of Delaware

DaVita Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation is incorporated under the laws of the State of Delaware.

SECOND: The Corporation is the owner of all of the issued and outstanding shares of capital stock of DaVita Name Change, Inc., a Delaware corporation (the “Subsidiary”).

THIRD: On October 4, 2012, the Board of Directors of the Corporation duly adopted by unanimous written consent the following resolutions to merge the Subsidiary with and into the Corporation:

RESOLVED, that the Subsidiary be merged with and into the Corporation (the “Merger”), pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger by and between the Corporation and the Subsidiary (the “Merger Agreement”);

RESOLVED FURTHER, that (i) the form, terms and provisions of the Merger Agreement be, and they hereby are, approved and adopted in all respects, (ii) each of the Corporation and the Subsidiary is hereby authorized to enter into, and any officer of the Corporation and the Subsidiary be, and each of them hereby is, authorized and empowered to execute and deliver, in the name and on behalf of the Corporation or the Subsidiary, as applicable, the Merger Agreement, with such changes therein as the officer or officers executing the same shall approve as necessary or desirable, such approval to be conclusively established by their execution thereof, and (iii) each of the Corporation and the Subsidiary be, and it hereby is, authorized and empowered to perform its obligations thereunder and to consummate the transactions contemplated thereby;

RESOLVED FURTHER, that any officer of the Corporation be, and each of them individually hereby is, authorized and empowered in the name and on behalf of the Corporation, to execute, deliver, acknowledge, file and/or record, a Certificate of Ownership and Merger effecting the Merger (the “Certificate of Ownership and Merger”), and to cause the same to be filed with the Secretary of State of the State of Delaware and to cause a certified copy of such Certificate of Ownership and Merger to be recorded in the office of the Recorder of Deeds of New Castle County, Delaware, all in accordance with Sections 103 and 253 of the DGCL, and to do all further acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect the Merger;

RESOLVED FURTHER, that at the Effective Time (as defined below), (i) the separate existence of the Subsidiary shall cease and the Corporation shall continue its existence as the surviving corporation of the Merger pursuant to provisions of the DGCL, (ii) each issued and outstanding share of capital stock of the Subsidiary shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor, and (iii) the Merger shall have the effects set forth in Section 259 of the DGCL;

RESOLVED FURTHER, that the Merger shall be effective as of the date and time of filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or such later date and time as shall be specified therein (such date and time of effectiveness, the “Effective Time”);

RESOLVED FURTHER, that the Board has determined that it is advisable and in the best interests of the Corporation to amend the Certificate of Incorporation in connection with the Merger;

RESOLVED FURTHER, that, in accordance with Sections 253(b) of the DGCL, Article I of the Corporation’s Amended and Restated Certificate of Incorporation be amended, so that such Article, as amended, shall state in its entirety, as follows:

“I. NAME

The name of the corporation is DaVita HealthCare Partners Inc. (the “Corporation”);”

RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they hereby are, and each of them with full authority to act without the others hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take or cause to be taken all such further actions and to prepare, execute, file and/or deliver or cause to be delivered all such further certificates, instruments, agreements and other documents, in the name and on behalf of the Corporation, and to incur and to pay all such fees and expenses as such officers, or any one of them, shall in their or his judgment determine to be necessary, proper or advisable in order to carry out fully the intent and to accomplish the purposes of the foregoing resolutions; the execution, filing and/or delivery thereof by such officers or officer or the doing by them or any one of them of any act in furtherance of the foregoing matters to conclusively, but not exclusively, establish their or his authority therefor from the Corporation and the approval and ratification by the Corporation of the certificates, instruments, agreements and documents so executed, filed and/or delivered and the action so taken; and

RESOLVED FURTHER, that all lawful acts by any officer of the Corporation and any person or persons designated and authorized by any such officer to act on behalf of the Corporation, which acts would have been authorized by the foregoing resolutions, except that such acts were taken prior to the adoption of such resolutions, be, and the same hereby are, jointly and severally, authorized, approved, adopted, confirmed and ratified in all respects as the lawful and authorized acts of the Corporation.

FOURTH: Pursuant to Section 253(b) of the DGCL, at the effective time of the Merger, the name of the Corporation shall be changed to “DaVita HealthCare Partners Inc.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by its duly authorized officer in its corporate name this 1st day of November, 2012.

DAVITA INC.

By:	/s/ Kim M. Rivera
	Name:	Kim M. Rivera
	Title:	Chief Legal Officer and Corporate Secretary

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]